EXHIBIT 5.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in Registration Statement No. 333-53962 on Form S-6 of our report dated February 15, 2001, relating to the statement of condition of Equity Investor Fund, Blue Chip Stock 2001 Series A, Premier American Portfolio, Defined Asset Funds and to the reference to us under the heading "How The Fund Works—Auditors" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
 New York, NY
February 15, 2001